Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Yunhong CTI, Ltd., and Subsidiaries on Form S-8 (File Nos. 333-76006, 333-76008 and 333-169442) of our report dated April 15, 2022, with respect to our audit of the consolidated financial statements of Yunhong CTI, Ltd., as of December 31, 2021, which is included in this Annual Report on Form 10-K of Yunhong CTI, Ltd. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding Yunhong CTI, Ltd.’s ability to continue as a going concern.

/s/ RBSM LLP

RBSM LLP

New York, NY

April 12, 2023